Exhibit 28 (g)(2)(A)(i)

AMENDMENT TO APPENDIX D

Appendix D to the Mutual Fund Custody and Services Agreement between SECURIAN FUNDS TRUST (“Client”) and THE BANK OF NEW YORK MELLON (“Custodian”) effective May 1, 2012, as amended (the “Agreement”) is hereby amended effective March 26, 2013 to add the Securian Funds Trust – Advantus Managed Volatility Fund and to read as follows:

APPENDIX D

FUNDS

Securian Funds Trust—Advantus Bond Fund

Securian Funds Trust—Advantus International Bond Fund

Securian Funds Trust—Advantus Mortgage Securities Fund

Securian Funds Trust—Advantus Managed Volatility Fund

Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms. Capitalized terms not specifically defined herein shall have the same meaning ascribed to them under the Agreement.

Each party represents and warrants to the other party(ies) that it has full authority to enter into this amended Appendix D to the Agreement upon the terms and conditions hereof and that the individual executing this amended Appendix D on its behalf has the requisite authority to bind such party to this amended Appendix D and the Agreement.

SECURIAN FUNDS TRUST		THE BANK OF NEW YORK MELLON

By:	/s/ David Kuplic	By:	/s/ Dawn V. Robertson
Name:	David Kuplic	Name:	Dawn V. Robertson
Title:	President	Title:	Vice President
Date:	April 3, 2013	Date:	April 5, 2013